Exhibit 23.2

                            INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Colonial Bank of South Carolina, Inc.

      We consent to the use of our reports dated February 5, 1998 at and for the periods ended December 31, 1997 and March 31, 1997 and May 8, 1996 at and for the years ended March 31, 1996 and 1995, with respect to the financial statements of Colonial Bank of South Carolina, Inc. included in registration statement (Form S-4) for Carolina First Corporation and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus for the acquisition of Colonial Bank of South Carolina, Inc.

                            ELLIOTT, DAVIS & COMPANY, LLP

Greenville, South Carolina
September 14, 1998